Filed Pursuant to Rule 424(b)(3)
Registration Statement Nos. 333-204908
333-204908-01
333-204908-03

PROSPECTUS ADDENDUM (to Addendum dated June 5, 2003, Prospectus Supplement dated May 20, 2003 and Prospectus dated March 17, 2016)

$300,000,000

UBS Preferred Funding Trust IV

Floating Rate Noncumulative Trust

Preferred Securities

representing a corresponding amount of

Floating Rate Noncumulative Company

Preferred Securities

of

UBS Preferred Funding Company LLC IV

Guaranteed on a subordinated basis by

UBS AG

CUSIP No.: 90263W201

The initial offering of your securities took place on May 20, 2003. We delivered the original addendum dated June 5, 2003 and prospectus supplement dated May 20, 2003 relating to your securities attached to a “base” prospectus dated December 19, 2002, which has been replaced from time to time by a new “base” prospectus, most recently a “base” prospectus dated June 12, 2015.

We have now prepared a new “base” prospectus dated March 17, 2016. This new base prospectus replaces the base prospectus dated June 12, 2015. However, since the terms of your securities have remained the same, we are continuing to use the original addendum dated June 5, 2003 and the related prospectus supplement dated May 20, 2003.

As a result, you should read the original addendum dated June 5, 2003 and prospectus supplement dated May 20, 2003 for your noncumulative trust preferred securities, which gives the specific terms of your securities, together with the new base prospectus dated March 17, 2016. When you read these documents, please note that all references in the original addendum dated June 5, 2003 and prospectus supplement dated May 20, 2003 to the base prospectus dated December 19, 2000, or to any sections of that base prospectus, should refer instead to the new base prospectus dated March 17, 2016, or to the corresponding section of that new base prospectus.

In addition, please disregard the table of contents for the base prospectus dated December 19, 2002 that is provided in the original prospectus supplement dated May 20, 2003 for your securities. A table of contents for the new base prospectus is provided on page 2 of the new base prospectus.

UBS AG, UBS Securities LLC, UBS Financial Services Inc. and other affiliates of UBS AG may use this prospectus addendum, together with the addendum dated June 5, 2003 and prospectus supplement dated May 20, 2003, and the new base prospectus, in connection with offers and sales of the securities market-making transactions. Please see “Underwriting” in the prospectus supplement dated May 20, 2003 and “Plan of Distribution” in the new base prospectus dated March 17, 2016.

UBS Investment Bank	UBS Financial Services Inc.

Prospectus Addendum dated March 18, 2016